Exhibit 99.3

DANIMER SCIENTIFIC, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Background

On August 11, 2021 (“Closing Date”), Danimer Scientific, Inc., a Delaware corporation (“Danimer”) completed the acquisition of Novomer, Inc., a Delaware Corporation (“Novomer”). Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated July 28, 2021 and at the Closing Date, Sunshine Merger Corp., an indirect wholly owned subsidiary of Danimer Scientific, Inc., merged with and into Novomer, Inc. with Novomer continuing as the surviving corporation (“Merger”) and an indirect wholly owned subsidiary of Danimer Scientific, Inc. Danimer was determined to be the accounting acquirer and Novomer’s historical assets and liabilities are reflected at fair value as of the Closing Date. The following unaudited pro forma condensed combined financial statements of Danimer are presented to include the impact of the acquisition of Novomer.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 are based on the historical consolidated financial statements of Danimer and Novomer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the acquisition as if it had occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give effect to the acquisition as if it had occurred on January 1, 2020. The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is herein referred to as Article 11, and are being provided pursuant to Rule 3-05 of Regulation S-X. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the income or financial position that Danimer would have reported had the acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements, due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of Danimer and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of Danimer. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

The pro forma financial information gives effect to the Merger, which includes adjustments for the following:

•
Danimer’s acquisition of 100% of the equity of Novomer for a preliminary purchase price of $152 million subject to customary post-close adjustments;
•
Application of the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”)
•
Non-recurring transaction costs in connection with the Merger.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of acquisition consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated acquisition consideration recorded as goodwill. Detailed valuations and assessments, including valuations of intangible assets as well as the assessment of the tax positions and rates of the combined business, are in process. As these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of acquisition consideration transferred and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements. These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements

•	Danimer’s historical audited consolidated financial statements and notes thereto contained in the Danimer’s Annual Report on Form 10-K/A for the year ended December 31, 2020

•	Danimer’s historical unaudited condensed consolidated financial statements and notes thereto contained in Danimer’s Quarterly Report on Form 10-Q as of and for the quarterly period ended June 30, 2021

•	Novomer’s audited financial statements and notes thereto as of December 31, 2020 and 2019 and for the years then ended, included as Exhibit 99.1 to this Form 8-K

•	Novomer’s unaudited condensed financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020, included as Exhibit 99.2 to this Form 8-K

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021

(in thousands except share data)	Danimer Historical	Novomer Historical	Reclass Adjs.(A)	Novomer Transaction Accounting Adjs.	Notes	Pro Forma Danimer

Assets:
Current assets:
Cash and cash equivalents	$416,355	$3,436	$-	$(152,000)	(B)	$267,791
Accounts receivable, net	10,069	28	(28)	-		10,069
Inventories	17,653	1,032	-	-		18,685
Prepaid expenses and other current assets	4,611	69	28	-		4,708
Contract assets	3,018	-	-	-		3,018
Total current assets	451,706	4,565	-	(152,000)		304,271

Property, plant and equipment, net	159,983	14,963	-	3,959	(C)	178,905
Patents, net	1,819	-	-	-		1,819
Rights-of-use assets	16,546	-	-	2,015	(D)	18,561
Leverage loans receivable	13,408	-	-	-		13,408
Restricted cash	524	-	-	-		524
Loan fees	1,548	-	-	-		1,548
Intangible assets, net	-	-	-	78,781	(E)	78,781
Goodwill	-	-	-	55,832	(F)	55,832
Other assets	71	77	-	-		148
Total assets	$645,605	$19,605	$-	$(11,413)		$653,797

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$18,970	$287	$-	$-		$19,257
Accrued liabilities	5,901	1,018	-	8,793	(G)	15,712
Accrued purchase commitment	-	1,423	-	-		1,423
Unearned revenue and contract liabilities	822	-	-	-		822
Current portion of lease liability	2,947	4	-	410	(D)	3,361
Current portion of long-term debt, net	333	-	-	-		333
Total current liabilities	28,973	2,732	-	9,203		40,908

Private warrants liability	59,302	-	-	-		59,302
Long-term lease liability, net	20,581	-	-	1,601	(D)	22,182
Long-term debt, net	29,576	-	-	-		29,576
Deferred rent	-	1,395	-	(1,395)	(D)	-
Other long-term liabilities	625	-	-	-		625
Total liabilities	139,057	4,127	-	9,409		152,593

Stockholders' equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized, 97,732,079 outstanding	9.00	8.00	-	(8)	(H)	9.00
Convertible redeemable preferred stock:
Series D	-	26,128	-	(26,128)	(H)	-
Series A1	-	2,920	-	(2,920)	(H)	-
Series A2	-	3,775	-	(3,775)	(H)	-
Series B	-	12,000	-	(12,000)	(H)	-
Series C	-	10,000	-	(10,000)	(H)	-
Additional paid-in capital	620,808	846	-	(137,368)	(B)(H)	484,286
Accumulated deficit	(114,269)	(40,199)	-	40,199	(H)
				1,399	(D)
				(8,793)	(G)
				138,572	(C), (E), (F)	16,909
Total stockholders' equity	506,548	15,478	-	(20,822)		501,204
Total liabilities and stockholders' equity	$645,605	$19,605	$-	$(11,413)		$653,797

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands)	Danimer Historical	Novomer Historical	Reclass Adjs.(A)	Novomer Transaction Accounting Adjs.	Notes	Pro Forma Danimer

Revenue:
Products	$40,692	$-	$-	$-		$40,692
Services	6,641	-	-	-		6,641
Total revenue	47,333	-	-	-		47,333

Costs and expenses:
Cost of revenue	35,876	-	-	-		35,876
Selling, general, and administrative	19,343	6,267	46	8,793	(AA)
				5,253	(BB)
				598	(CC)	40,300
Research and development	7,851	2,905	-	-		10,756
Business development expense		46	(46)	-		-
Purchase commitment loss	-	1,423	-	-		1,423
Gain on disposal of assets	(9)		-	-		(9)
Total costs and expenses	63,061	10,641	-	14,644		88,346
Loss from operations	(15,728)	(10,641)	-	(14,644)		(41,013)

Nonoperating income (expense):
Interest expense	(2,427)	(1)	-	-		(2,428)
Gain on loan extinguishment	5,266	-	-	-		5,266
Gain on remeasurement of private warrants	3,720	-	-	-		3,720
Interest income	347	52	-	-		399
Change in fair value of warrants	-	1	(1)	-		-
Other income (expense), net	(31)	-	1	-		(30)
Total nonoperating income	6,875	52	-	-		6,927
Loss before income taxes	(8,853)	(10,589)	-	(14,644)		(34,086)
Income tax benefit	-	(1,476)	-	(3,661)	(DD)	(5,137)
Net loss	$(8,853)	$(9,113)	$-	$(10,983)		$(28,949)

Basic and diluted net loss per share	$(0.30)	-	-	-		$(0.98)
Weighted average number of common shares used to compute basic and diluted net loss per common share	29,570,658	-	-	-		29,570,658

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands)	Danimer Historical	Novomer Historical	Reclass Adjs.(A)	Novomer Transaction Accounting Adjs.	Notes	Pro Forma Danimer

Revenue:
Products	$22,318	$35	$(35)	$-		$22,318
Services	5,334	-				5,334
Total revenue	27,652	35	(35)	-		27,652

Costs and expenses:
Cost of revenue	24,185	-	-	-		24,185
Selling, general, and administrative	29,199	2,621	-	2,627	(BB)	34,746
				299	(CC)
Research and development	6,594	1,903	-	-		8,497
Loss on sale of assets	33	-	-	-		33
Total costs and expenses	60,011	4,524	-	2,926		67,461
Loss from operations	(32,359)	(4,489)	(35)	(2,926)		(39,809)

Nonoperating income (expense):
Loss on remeasurement of private warrants	(21,957)	-	-	-		(21,957)
Interest income (expense)	(422)	1	-	-		(421)
Gain on forgiveness of debt	1,776	-	-	-		1,776
Loss on loan extinguishment	(2,604)	-	-	-		(2,604)
Other income, net	80	-	35	-		115
Total nonoperating income (expense)	(23,127)	1	35	-		(23,091)
Loss before income taxes	(55,486)	(4,488)	-	(2,926)		(62,900)
Income tax expense	-	-	-	(732)	(DD)	(732)
Net loss	$(55,486)	$(4,488)	$-	$(2,194)		$(62,168)

Basic and diluted net loss per share	$(0.64)	-	-	-		$(0.72)
Weighted average number of common shares used to compute basic and diluted net loss per common share	86,760,615	-	-	-		86,760,615

DANIMER SCIENTIFIC, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger and Basis of Presentation

On August 11, 2021, Danimer acquired Novomer. Total initial consideration paid by Danimer consists of $152 million in cash. The amount paid is subject to adjustments for standard seller warranties and representations as well as any post close working capital adjustments.

The unaudited pro forma condensed combined financial statements ("Pro Forma Information") have been prepared by Danimer using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“US GAAP”). The Pro Forma Information is based on the historical consolidated financial statements of Danimer and Novomer, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on January 1, 2020 for the purposes of the unaudited condensed combined statements of operations, and as of June 30, 2021 for purposes of the unaudited condensed combined balance sheet. In addition, certain items presented in Novomer’s historical financial statements, which have been prepared in accordance with US GAAP, have been reclassified to align them with Danimer's financial statement presentation and accounting policies. The Pro Forma Information is provided for informational purposes only and is based on available information and reasonable assumptions. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position would have been if the acquisition occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in financial position and operating results following the date of the unaudited pro forma condensed combined financial information.

The Merger has been treated as a business combination and Danimer accounts for business combinations in accordance with ASC 805 using the acquisition method of accounting. As discussed further in Note 2, the unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of acquisition consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated acquisition consideration recorded as goodwill. Danimer expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from the Closing Date.

Accounting Policies

The Pro Forma Information was prepared using the accounting policies described in Danimer's audited consolidated financial statements as of and for the year ended December 31, 2020. As such, transaction accounting adjustments have been reflected to conform Novomer’s results to Danimer's accounting policies, including the application of FASB Accounting Standards Codification 842, Leases (“ASC 842”) to Novomer’s consolidated financial statements.

Danimer adopted ASC 842 on January 1, 2019, whereas Novomer, a private company, had not yet adopted ASC 842 as of the Closing Date. Based on a preliminary assessment, the primary impact of the application of ASC 842 to Novomer’s consolidated financial statements relates to the recognition of an operating lease right-of-use asset of $2.0 million and operating lease liability of $2.0 million, and the derecognition of deferred rent of $1.4 million. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the application of ASC 842.

2. Estimated consideration and preliminary purchase price allocation

The total estimated preliminary purchase consideration is $152 million net of certain closing indebtedness and other related expenses, which was paid in cash by Danimer.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. The purchase price allocation is preliminary and based on current estimates of the fair value of assets and liabilities acquired.

For purposes of the Pro Forma Information as of June 30, 2021, the preliminary purchase consideration has been allocated as follows based on preliminary estimates of the fair value of assets acquired and liabilities assumed:

(dollars in thousands)
Assets acquired	$6,030
Property, plant and equipment	18,922
Acquired technology	78,781
Goodwill	55,832
Liabilities assumed	(5,760)
Total preliminary purchase price (paid in cash)	$153,805

This preliminary purchase price allocation has been used to prepare the accounting adjustments in the Pro Forma Information. The final purchase price allocation will be determined when Danimer has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below.

The final amounts allocated to the Novomer assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill. In addition, if the value of the plant, property and equipment and identifiable intangible assets is higher than the amounts included in the Pro Forma Information, it may result in higher depreciation and amortization expense than is presented in the Pro Forma Information. Any such increases could be material and could result in Danimer's actual future financial condition and results of operations differing materially from those presented in the Pro Forma Information. The final allocation is expected to be completed within the measurement period, as defined in ASC 805, and could differ materially from the preliminary allocation used in the accounting adjustments detailed below.

3. Accounting adjustments

Adjustments included in the columns under the headings “Reclass Adjs.” and “Novomer Transaction Accounting Adjs.” are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets acquired and liabilities assumed of Novomer to a preliminary estimate of their fair values, and to reflect the impact of the acquisition on the Pro Forma Information as if the companies had been combined during the periods presented therein. The adjustments included in the Pro Forma Information are as follows:

Reclassification Adjustments

A

Based on our review of the accounting policies and financial statement presentation for the historical financial statements of Novomer, certain balances from the historical financial statements of Novomer have been reclassified to conform their presentation to that of Danimer.

Balance Sheet Adjustments

B	Reflects reduction of cash of approximately $152 million for the cash portion of the purchase price of Novomer.
C	Reflects the preliminary fair value adjustment of $4.0 million to the acquired plant, property and equipment.
D

Reflects the application of ASC 842 to Novomer's leases effective June 30, 2021. The application results in the recognition of an operating lease right-of-use asset of $2.0 million and operating lease liability of $2.0 million. Additionally, Novomer's deferred rent of $1.4 million, included in current portion of lease liability and deferred rent (for the current and noncurrent portion, respectively), is derecognized.

E

Reflects the recording of intangible assets acquired Danimer at their estimated fair value. As part of the preliminary valuation analysis, Danimer identified intangible assets related to technology. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

The following table summarizes the estimated fair values of Novomer’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

		Pro Forma Amortization
	Amortization Period (Years)	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Acquired Technology	15	$5,253	$2,627

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts and the difference could have a material effect on the accompanying Pro Forma Information. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $7.9 million, and an increase or decrease in annual amortization expense of approximately $0.5 million, assuming a useful life of 15 years.

F

Reflects the recognition of goodwill arising from the acquisition. Goodwill, representing the excess of the purchase consideration over the fair value of the net assets acquired, is estimated to be $55.8 million. This amount is based on preliminary estimates, and the final amount may differ materially as changes in the estimated value of the purchase consideration or net assets acquired will affect goodwill. The goodwill is primarily attributable to the assembled workforce and increased synergies that are expected to be achieved from the integration of Novomer and is not expected to be deductible for income tax purposes.

G	Reflects estimated transaction expenses not accrued at June 30, 2021 of $8.8 million.
H	Represents the elimination of Novomer’s historical stockholders' equity as of June 30, 2021.

Statements of Operations Adjustments

AA	Reflects the estimated transaction expenses incurred by Novomer subsequent to June 30, 2021.
BB	Reflects adjustment for acquired intangible asset amortization expense using an amortization period of 15 years for acquired technology.
CC	The pro forma adjustment to depreciation expense represents increased depreciation expense resulting from the step-up in value of property, plant and equipment to its preliminary estimated fair value.
DD	Reflects the income tax effect of pro forma adjustments based on the estimated combined statutory tax rate of 25%.